Exhibit 99.1        Press Release dated February 10, 2025

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2024 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

●	Full year 2024 net sales of $2.2 billion increased 0.8% year-over-year
●	Full year 2024 income from operations of $430.0 million, resulting in an operating income margin of 19.3%
●	Full year 2024 net income per diluted share of $7.60
●	Declared a $0.28 per share dividend
●	Providing full year 2025 outlook
Pleasanton, CA - February 10, 2025: Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2024. All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2024 with the quarter ended December 31, 2023 or the fiscal year ended December 31, 2024 with the fiscal year ended December 31, 2023.

Consolidated 2024 Highlights

	Three Months Ended,		Quarter-Over-	Twelve Months Ended,		Year-Over-
	December 31,		Quarter	December 31,		Year
	2024	2023	Change	2024	2023	Change
	(In thousands, except per share data and percentages)			(In thousands, except per share data and percentages)
Net sales	$517,429	$501,710	3.1%	$2,232,139	$2,213,803	0.8%
Gross profit	227,703	220,498	3.3%	1,025,851	1,043,755	(1.7)%
Gross profit margin	44.0%	43.9%		46.0%	47.1%
Total operating expenses	150,019	148,450	1.1%	590,510	564,250	4.7%
Income from operations	76,849	71,555	7.4%	429,975	475,149	(9.5)%
Operating income margin	14.9%	14.3%		19.3%	21.5%
Net income	$55,458	$54,803	1.2%	$322,224	$353,987	(9.0)%
Net income per diluted common share	$1.31	$1.28	2.3%	$7.60	$8.26	(8.0)%
Adjusted EBITDA[1]	$102,035	$92,872	9.9%	520,082	$554,245	(6.2)%

	Trailing Twelve Months Ended		Year-Over-
	December 31,		Year
	2024	2023	Change
	(In thousands, except percentages)
Total U.S. Housing starts[2]	1,364	1,420	(3.9)%

1 Adjusted EBITDA is a non-GAAP financial measure and it is defined in the Non-GAAP Financial Measures section of the press release. For a reconciliation of Adjusted EBITDA to U.S. GAAP ("GAAP") net income see the schedule titled "Reconciliation of Non-GAAP Financial Measures."
2 Source: United States Census Bureau

Management Commentary

“During 2024, we grew revenues modestly in a challenging year where housing starts in both the U.S. and Europe declined,” commented Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “In North America, I am very pleased that volume growth in pounds shipped exceeded U.S. housing starts by approximately 600 basis points. In Europe, sales were flat despite a difficult demand environment.”

Mr. Olosky continued, “In 2025 we believe a low single-digit recovery in U.S. housing starts is possible and European housing starts to be consistent with 2024 levels. As part of our commitment to maximizing shareholder returns, we have revised our financial ambitions to continue above market growth relative to U.S. housing starts on a trailing twelve-month basis, maintain an operating income margin at or above 20%, and drive EPS growth ahead of net revenue growth. While the midpoint of our 2025 guidance range for operating income margin is below our ambition, we are working to offset significant input cost increases over the past three years and will carefully evaluate avenues to preserve our profitability. We believe our business is capable of achieving a 20% operating income margin or higher with modest market growth and continued above market volume growth. We continue to believe in the mid-to-long term prospects of the housing market and are well positioned to take advantage of future growth.”

North America Segment Financial Highlights

2024 Fourth Quarter

•Net sales of $404.8 million increased 4.4% from $387.8 million due to incremental sales from the Company's 2024 acquisitions and a modest increase in sales volumes.
•Gross margin remained 47.0% as lower material costs were offset by higher factory and overhead as well as warehouse costs, as a percentage of net sales.
•Income from operations of $85.4 million increased 7.0% from $79.8 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses. The operating expense increases were driven by higher personnel costs, which were partly offset by decreased variable incentive compensation.

2024 Full-Year

•Net sales of $1.7 billion increased approximately 1.1% from 2023 due to higher sales volumes.
•Gross margin decreased to 49.0% from 50.3%, primarily due to higher factory and overhead as well as warehouse costs, partly offset by lower material costs, as a percentage of net sales.
•Income from operations of $439.6 million decreased 7.1% from $473.2 million. The decrease was primarily due to lower gross profit as well as increases in operating expenses. The operating expense increases were driven by higher personnel costs, computer software and hardware costs, and professional fees, which were partly offset by decreased variable incentive compensation.

Europe Segment Financial Highlights

2024 Fourth Quarter

•Net sales of $108.1 million decreased 1.5% from $109.7 million, due to lower sales volumes.
•Gross margin decreased to 32.3% from 34.2%, primarily due to higher factory and overhead as well as warehouse and freight costs, partly offset by lower material costs, as a percentage of net sales.
•Income from operations of $0.8 million decreased 75.2% from $3.1 million primarily due to lower gross profit.

2024 Full-Year

•Net sales of $479.1 million decreased 0.4% from $480.8 million, due to lower sales volumes. Net sales benefited from the positive effect of approximately $3.7 million in foreign currency translation.
•Gross margin decreased to 35.3% from 36.8%, primarily due to higher factory and overhead as well as warehouse and freight costs, partly offset by lower material costs, as a percentage of net sales.
•Income from operations of $33.8 million decreased 26.5% from $46.0 million primarily due to lower gross profit as well as $5.0 million in higher operating expenses including personnel costs.

Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific and Administrative and All Other segments).

Corporate Developments

•The Company’s Board of Directors (the "Board") declared a quarterly cash dividend of $0.28 per share for $11.7 million. The dividend was paid on January 23, 2025, to the Company's stockholders of record on January 2, 2025.

•During the fourth quarter, the Company repurchased 275,906 shares of the Company’s common stock in the open market at an average price of $181.22 per share, for a total of $50.0 million, completing the repurchase of $100.0 million of the Company's common stock that was previously authorized. On October 23, 2024, the Board authorized the Company to repurchase up to $100.0 million of the Company's common stock beginning January 1, 2025 through December 31, 2025.

•On October 28, 2024, the Company announced the appointment of Matt Dunn to Chief Financial Officer and Treasurer, effective January 1, 2025. Mr. Dunn served as Simpson's Senior Vice President of Finance since June 2024 and succeeded Brian Magstadt who will remain employed as an Executive Advisor to assist with an orderly transition until his retirement on June 30, 2025.

•The Board, upon recommendation of the Nominating and CSR Committee, announced the appointment of Angela Drake as an independent, non-employee director of the Company, effective January 1, 2025.

Balance Sheet & Cash Flow Highlights

•As of December 31, 2024, cash and cash equivalents totaled $239.4 million with total debt outstanding of $388.1 million under the Company's $450.0 million credit facility.

•For the 2024 fourth quarter, cash provided by operating activities of $117.7 million increased from $28.8 million, primarily due to decreases in working capital. For the 2024 full year, cash provided by operating activities of $339.8 million decreased from $427.0 million, primarily due to increases in working capital and lower net income.

•For the 2024 fourth quarter, cash used in investing activities of $59.6 million increased from $36.7 million mostly due to increased capital expenditures of $26.8 million. For the 2024 full year, cash used in investing activities of $261.8 million increased from $103.3 million mostly due to increased capital expenditures of $94.2 million and acquisitions of $55.6 million.

•For the 2024 fourth quarter, cash used in financing activities of $142.7 million increased from $140.9 million. For the 2024 full year, cash used in financing activities of $253.8 million increased from $199.0 million, primarily due to repurchases of $50.0 million of the Company's common stock.

Business Outlook

The Company is initiating its 2025 financial outlook to reflect its expectations regarding demand trends, cost of sales, and operating expenses. Based on business trends and conditions as of today, February 10, 2025, the Company's outlook for the full fiscal year ending December 31, 2025 is as follows:

•Given the uncertainty regarding 2025 U.S. housing starts compared to prior year housing starts, consolidated operating margin is estimated to be in the range of 18.5% to 20.5% with the low end of the range based on flat to declining 2025 housing starts compared to prior year. The operating margin range includes a projected benefit on the sale of the Gallatin property based on a contracted sales price of $19.1 million.
•The effective tax rate is estimated to be in the range of 25.5% to 26.5%, including both federal and state income tax rates as well as international income tax rates, and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $150.0 million to $170.0 million, which includes approximately $75.0 million remaining for both the Columbus, Ohio facility expansion and the new Gallatin, Tennessee fastener facility construction.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter and full-year 2024 financial results conference call on Monday, February 10, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1704184&tp_key=b6f4d4b9dc or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 24, 2025, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13751061. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon and glass fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, effective tax rates, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in or implied by our forward-looking statements include the effect of global pandemics such as the COVID-19 pandemic or other widespread public health crisis and their effects on the global economy, the effects of inflation and labor and supply shortages, on our operations, and the operations of our customers, and suppliers and business partners, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Non-GAAP Financial Measures

This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Since not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the financial measures calculated in accordance with GAAP. The Company uses Adjusted EBITDA as an additional financial measure in evaluating the ongoing operating performance of its business. The Company believes Adjusted EBITDA allows it to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. See the Reconciliation of Non-GAAP Financial Measures below.

The Company defines Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude depreciation and amortization, integration, acquisition and restructuring costs, non-qualified deferred compensation adjustments, goodwill impairment, gain on bargain purchase, net loss or gain on disposal of assets, interest income or expense, and foreign exchange and other expense (income).

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$517,429	$501,710	$2,232,139	$2,213,803
Cost of sales	289,726	281,212	1,206,288	1,170,048
Gross profit	227,703	220,498	1,025,851	1,043,755
Research and development and engineering expense	25,273	25,131	93,576	92,167
Selling expense	54,394	52,483	219,402	203,980
General and administrative expense	70,352	70,836	277,532	268,103
Total operating expenses	150,019	148,450	590,510	564,250
Acquisition and integration related costs	821	546	5,813	4,632
Net (gain) loss on disposal of assets	14	(53)	(447)	(276)
Income from operations	76,849	71,555	429,975	475,149
Interest income and other finance costs, net	1,166	3,373	5,277	3,391
Other & foreign exchange loss, net	(1,560)	(523)	(1,209)	(1,993)
Income before taxes	76,455	74,405	434,043	476,547
Provision for income taxes	20,997	19,602	111,819	122,560
Net income	$55,458	$54,803	$322,224	$353,987
Earnings per common share:
Basic	$1.32	$1.29	$7.64	$8.31
Diluted	$1.31	$1.28	$7.60	$8.26
Weighted average shares outstanding:
Basic	41,980	42,440	42,182	42,598
Diluted	42,174	42,668	42,383	42,837
Other data:
Depreciation and amortization	$24,749	$20,483	$84,584	$74,707
Pre-tax equity-based compensation expense	3,257	6,070	18,346	23,859

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2024	2023
Cash and cash equivalents	$239,371	$429,822
Trade accounts receivable, net	284,392	283,975
Inventories	593,175	551,575
Other current assets	60,214	47,069
Total current assets	1,177,152	1,312,441
Property, plant and equipment, net	531,302	418,612
Operating lease right-of-use assets	93,933	68,792
Goodwill	513,563	502,550
Intangible assets, net	374,051	365,339
Other noncurrent assets	47,349	36,990
Total assets	$2,737,350	$2,704,724
Trade accounts payable	$100,972	$107,524
Long-term debt, current portion	22,500	22,500
Accrued liabilities and other current liabilities	242,875	231,233
Total current liabilities	366,347	361,257
Operating lease liabilities, net of current portion	76,184	55,324
Long-term debt, net of current portion and issuance costs	362,563	458,791
Deferred income tax	90,303	98,170
Other long-term liabilities	27,636	51,436
Non-qualified deferred compensation plan share awards	5,932	—
Stockholders' equity	1,808,385	1,679,746
Total liabilities and stockholders' equity	$2,737,350	$2,704,724

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2024	2023	change *	2024	2023	change *
Net Sales by Reporting Segment
North America	$404,752	$387,805	4.4%	$1,735,879	$1,716,422	1.1%
Percentage of total net sales	78.2%	77.3%		77.8%	77.5%
Europe	108,071	109,682	(1.5)%	479,055	480,756	(0.4)%
Percentage of total net sales	20.9%	21.9%		21.4%	21.7%
Asia/Pacific	4,606	4,223	9.1%	17,205	16,625	3.5%
Percentage of total net sales	0.9%	0.8%		0.8%	0.8%
Total	$517,429	$501,710	3.1%	$2,232,139	$2,213,803	0.8%
Net Sales by Product Group**
Wood Construction	$438,112	$422,834	3.6%	$1,899,524	$1,891,449	0.4%
Percentage of total net sales	84.7%	84.3%		85.1%	85.4%
Concrete Construction	78,665	78,370	0.4%	330,557	320,500	3.1%
Percentage of total net sales	15.2%	15.6%		14.8%	14.5%
Other	652	506	N/M	2,058	1,854	N/M
Total	$517,429	$501,710	3.1%	$2,232,139	$2,213,803	0.8%
Gross Profit (Loss) by Reporting Segment
North America	$190,217	$182,339	4.3%	$850,504	$862,557	(1.4)%
North America gross profit margin	47.0%	47.0%		49.0%	50.3%
Europe	34,893	37,511	(7.0)%	168,982	177,048	(4.6)%
Europe gross profit margin	32.3%	34.2%		35.3%	36.8%
Asia/Pacific	2,017	1,164	N/M	5,798	5,679	N/M
Administrative and all other	576	(516)	N/M	567	(1,529)	N/M
Total	$227,703	$220,498	3.3%	$1,025,851	$1,043,755	(1.7)%
Income (Loss) from Operations
North America	$85,354	$79,773	7.0%	$439,567	$473,229	(7.1)%
North America operating profit margin	21.1%	20.6%		25.3%	27.6%
Europe	769	3,103	(75)%	33,806	45,998	(26.5)%
Europe operating profit margin	0.7%	2.8%		7.1%	9.6%
Asia/Pacific	323	(183)	N/M	(294)	535	N/M
Administrative and all other	(9,597)	(11,138)	N/M	(43,104)	(44,613)	N/M
Total	$76,849	$71,555	7.4%	$429,975	$475,149	(9.5)%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Reconciliation of Non-GAAP Financial Measures
(In thousands) (Unaudited)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Income	$55,458	$54,803	$322,224	$353,987

Provision for income taxes	20,997	19,602	111,819	122,560
Interest income, net and other financing costs	(1,166)	(3,373)	(5,277)	(3,391)
Depreciation and amortization	24,749	20,483	84,584	74,707
Other*	1,997	1,357	6,732	6,382
Adjusted EBITDA	$102,035	$92,872	$520,082	$554,245

*Other: Includes acquisition, integration, and restructuring related expenses, non-qualified deferred compensation adjustments, other & foreign exchange loss net, and net loss or gain on disposal of assets.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400